SCHEDULE 14A
                              (Rule 14a-101)
                 INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934

   Filed by the Registrant  [x]
   Filed by a Party other than the Registrant  [ ]

   Check the appropriate box:
   [ ]  Preliminary Proxy Statement         [ ]  Confidential, For Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
   [x]  Definitive Proxy Statement
   [ ]  Definitive Additional Materials
   [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
________________________________________________________________________________

                             NEOPATH, INC.
            (Name of Registrant as Specified in Its Charter)

________________________________________________________________________________
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [x]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
   (1)  Title of each class of securities to which transaction applies:

________________________________________________________________________________

   (2)  Aggregate number of securities to which transaction applies:

________________________________________________________________________________

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________

   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials:

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   [ ]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount previously paid:

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   (2)  Form, Schedule or Registration Statement no.:

________________________________________________________________________________

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________________________________________________________________________________

                        [LOGO OF NEOPATH, INC.]

                          Redmond, Washington
                            April 19, 1999


Dear Shareholders:

     On behalf of the Board of Directors and management, I cordially invite you to attend the NeoPath, Inc. 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, May 20, 1999 at 8:30 a.m. (Pacific daylight time) at NeoPath's corporate headquarters, 8271 - 154th Avenue NE, Redmond, Washington.

     At the Annual Meeting, you will be asked to elect two directors to NeoPath's Board of Directors and to consider and vote upon a proposal to adopt the NeoPath, Inc. 1999 Stock Incentive Compensation Plan (the "1999 Plan"). Your attention is directed to the accompanying Notice of Annual Meeting of Shareholders and accompanying Proxy Statement for further information with respect to matters to be acted upon at the Annual Meeting.

     NeoPath's Board of Directors recommends that you vote for the election of the nominees for director and for the adoption of the 1999 Plan.

     Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Please sign, date and mail the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope to ensure that your vote is counted. If you attend the meeting, you will, of course, have the right to vote your shares in person.

                                        Very truly yours,



                                        Ronald R. Bromfield
                                        President and Chief Executive Officer



                Please complete, sign, date and return
                        the enclosed proxy card

                        [LOGO OF NEOPATH, INC.]

                        8271 - 154th Avenue NE
                      Redmond, Washington  98052

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD MAY 20, 1999


To the Shareholders:

     The 1999 Annual Meeting of Shareholders (the "Annual Meeting") of NeoPath, Inc., a Washington corporation, will be held at NeoPath's corporate headquarters, 8271 - 154th Avenue NE, Redmond, Washington, on Thursday, May 20, 1999 at 8:30 a.m. (Pacific daylight time) for the following purposes:

     1.  To elect two Class 2 directors to NeoPath's Board of
         Directors for terms expiring in 2002.

     2. To consider and vote upon a proposal to adopt the NeoPath, Inc. 1999 Stock Incentive Compensation Plan (the "1999 Plan").

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The record date for the Annual Meeting was March 24, 1999. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

     The affirmative vote of the holders of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of shares representing a majority of the shares of Common stock present, in person or by proxy, and entitled to vote thereon at the Annual Meeting is required to adopt the 1999 Plan.

                                        By Order of the Board of Directors



                                        Ronald R. Bromfield
                                        President and Chief Executive Officer

Redmond, Washington
April 19, 1999


     Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy card and return it as promptly as possible in the enclosed stamped and addressed envelope in order that the presence of a quorum may be assured. Your stock will be voted in accordance with the instructions you have given in the proxy. Your proxy may be revoked at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of the Company a written revocation bearing a later date, or by attending and voting in person at the Annual Meeting.

                        [LOGO OF NEOPATH, INC.]

                        8271 - 154th Avenue NE
                      Redmond, Washington  98052

                            PROXY STATEMENT
                                  FOR
                    ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD MAY 20, 1999

General

     This Proxy Statement is furnished by the Board of Directors of NeoPath, Inc., a Washington corporation (the "Company" or "NeoPath"), to the holders of Common Stock, $.01 par value, of the Company (the "Common Stock"), in connection with the solicitation of proxies by the Board of Directors for use at the 1999 Annual Meeting of Shareholders (the "Annual Meeting"), to be held at 8:30 a.m. (Pacific daylight time) on Thursday, May 20, 1999, at NeoPath's corporate headquarters, 8271 - 154th Avenue NE, Redmond, Washington, and at any adjournments or postponements thereof.

     This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about April 19, 1999.

Revocability of Proxies

     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later-dated proxy card with respect to the same shares prior to the Annual Meeting, by delivering written notice of revocation to the Secretary of the Company at any time prior to the vote, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder's directions if the proxy is duly executed and returned prior to the Annual Meeting. If no directions are specified, the shares will be voted (i) "for" the election of the Directors recommended by the Board of Directors, (ii) "for" the approval to adopt the NeoPath, Inc. 1999 Stock Incentive Compensation Plan (the "1999 Plan"), and (iii) in accordance with the discretion of the named proxies on other matters properly brought before the Annual Meeting.

Record Date; Shares Entitled to Vote; Vote Required

     The close of business on March 24, 1999 (the "Record Date") has been fixed as the record date for determining the holders of shares of Common Stock who are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 17,412,900 shares of Common Stock outstanding and entitled to vote. The holders of record on the Record Date of shares of Common Stock are entitled to one vote per share of Common Stock. The presence, in person or by proxy, of the holders of shares representing a majority of the voting power of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

     Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the Annual Meeting, (a) the two nominees for election as directors who receive the greatest number of votes cast for the election of directors at the Annual Meeting by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be elected directors, and (b) the proposal to adopt the 1999 Plan will be approved if the votes cast in favor of the proposal by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote exceed the votes cast against the proposal. Abstention from voting will have no effect on the election of directors since they will not represent votes cast at the Annual Meeting for the purpose of electing directors. For the proposal to approve the 1999 Plan, abstentions are counted as votes present at the Annual Meeting and thus have the effect of a vote cast against the proposal. Because brokers have discretion to vote shares of Common Stock held on behalf of beneficial owners if no instructions for voting such shares are received as to the matters to be voted upon at the Annual Meeting, there will be no "broker nonvotes."

Solicitation of Proxies

     The accompanying Proxy is being solicited by and on behalf of the Company's Board of Directors. The expense of preparing, printing, and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers, and other employees of the Company, without additional remuneration, in person, or by telephone, or facsimile transmission. The Company will also request brokerage firms, bank nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of Common Stock as of the Record Date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help avoid additional expense.

1.  ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

     The Company's Articles of Incorporation provide that the members of the Board of Directors be divided into three classes, as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, one class of the Board of Directors is elected for a three-year term, and directors in the other classes remain in office until their respective three-year terms expire. The Company's Board of Directors presently consists of eight members, with two members in Class 1, and three members in each of Classes 2 and 3. At the expiration of each class' term, continuing directors are to be elected to serve for a term of three years or until their respective successors have been elected and qualified. Gail R. Wilensky, Ph.D., whose term expires in 1999, is leaving the Board of Directors effective May 20, 1999.

     The two nominees, Ronald R. Bromfield and David A. Thompson, comprise the class to be elected at the Annual Meeting for three-year terms expiring at the 2002 annual meeting. Unless otherwise directed, the persons named in the proxy intend to cast all proxies in favor of Ronald R. Bromfield and David A. Thompson to serve as directors of the Company. It is intended that votes will be cast pursuant to the accompanying proxy for the election of these nominees unless contrary instructions are received. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee as designated by the Company's Board of Directors. The Board of Directors has no reason to believe that either of the nominees named will be unavailable to stand for election.

Information About the Director Nominees

     Ronald R. Bromfield (age 46) joined NeoPath in March 1999 as President and Chief Executive Officer and was later named to NeoPath's Board of Directors. From July 1997 to November 1998, Mr. Bromfield was Senior Vice President and General Manager, U.S. Monitoring, of SpaceLabs Medical. From October 1993 to December 1996, Mr. Bromfield was President and Chief Executive Officer of Cardiotronics Systems, Inc., a publicly-traded manufacturer of disposable external stimulation electrodes used to defibrillate and pace the heart. From 1982 to 1993, Mr. Bromfield held a variety of management positions at Physio-Control Corporation.

     David A. Thompson, (age 57), has been a Director of the Company since June 1995. Mr. Thompson retired in June 1995 from Abbott Laboratories ("Abbott"), a manufacturer and distributor of pharmaceutical and nutritional products, where he served in various capacities since 1964. From August 1983 to July 1990, he was Abbott's Vice President, Diagnostic Operations and President, Diagnostics Division; from July 1990 to June 1994, he was Abbott's Senior Vice President, Diagnostic Operations and President, Diagnostics Division; and from June 1994 until his retirement, he was Abbott's Senior Vice President, Strategic Improvement Processes. Mr. Thompson is currently Chief Executive Officer of Diagnostic Marketing Strategies, a private consulting firm. Mr. Thompson is also a director of HYCOR Biomedical, Inc., NABI, LifeCell Corporation, and St. Jude Medical, Inc.

Information About Directors Whose Terms of Office Continue After the Annual Meeting

  Terms expire 2000:

     Walter L. Robb, Ph.D., (age 70), has been a Director of the Company since July 1993 and served as NeoPath's Chairman of the Board from June 1994 to August 1998. From 1986 to 1993, when he retired, Dr. Robb was Senior Vice President and Director of Corporate Research and Development of General Electric Corporation. From 1973 to 1986, he was Senior Vice President and General Manager of GE Medical Systems, a division of General Electric Corporation. Dr. Robb serves as a director of Celgene Corp., Cree Research, Inc., Mechanical Technology, Inc., and is owner of Capital District Sports and Vantage Management, Inc., a private consulting firm.

     Cristina H. Kepner, (age 52), has been a Director of the Company since April 1994. Ms. Kepner has been a Director, Executive Vice President, and Corporate Finance Director of Invemed Associates, Inc., an investment-banking firm, since February 1978. Invemed Associates, Inc. served as underwriter for the Company's initial public offering in February 1995 and for the Company's second public offering in January 1996. Invemed also assisted NeoPath in a private equity transaction completed in February 1999. Ms. Kepner is also a director of Quipp, Inc.

     William L. Scott, (age 55), served as the Company's Vice President and Chief Financial Officer from March 1997 to July 1998, and has been a Director of the Company since May 1997. Mr. Scott was Vice President and General Manager of Boston Scientific Corporation's Northwest Technology Center, Inc. from January 1996 through December 1996. Prior to Boston Scientific's acquisition of Heart Technology, Inc., Mr. Scott was Heart Technology's Vice Present, Finance and Administration and Chief Financial Officer from January 1992 through December 1995. Mr. Scott served as Vice President and Chief Financial Officer at various other companies, including Pentzer Corporation from 1990 through 1991, Flow International from 1989 through 1990, and Physio-Control Corporation from 1975 through 1982.

  Terms expire 2001:

     Alan C. Nelson, Ph.D., (age 49), the Company's founder and Chairman of the Board, has been a Director since May 1989. He was the Company's Chairman of the Board from March 1991 until June 1994, when he became President and Chief Executive Officer, a position he held until March 1999 when Mr. Bromfield joined the Company as its President and Chief Executive Officer. In August 1998, Dr. Nelson was again appointed Chairman of the Board. From September 1986 to September 1992, Dr. Nelson was an associate professor at the Center for Bioengineering and an adjunct professor in the Departments of Pathology, Radiology, and Electrical Engineering at the University of Washington, where he directed that university's Center for Imaging Systems Optimization from 1990 to 1991. Since 1991, Dr. Nelson has held an affiliate professorship with the Center for Bioengineering at the University of Washington.

     Thomas A. Bonfiglio, M.D., (age 56) serves as Senior Attending Pathologist and Head, Division of Pathology, at The Genesee Hospital in Rochester, New York. Dr. Bonfiglio is also a Clinical Professor at the University of Rochester's Department of Pathology and Laboratory Medicine, where he has maintained various academic positions since 1971. Since 1969, Dr. Bonfiglio has held pathology positions at various hospitals, most recently as Pathologist in Chief at Strong Memorial Hospital from 1989 to 1997. He is a past president of the American Society of Clinical Pathologists and the American Society of Cytopathology and has authored numerous medical publications.

Compensation of Directors

     Nonemployee directors receive $1,000 per board meeting attended and $600 per committee meeting attended, plus out-of-pocket expenses. In addition, nonemployee directors receive an annual retainer fee of $10,000, which is paid in $2,500 installments at the end of each calendar quarter.

     The NeoPath, Inc. Stock Option Plan for Nonemployee Directors, as amended and restated on February 27, 1997 (the "Nonemployee Directors Plan") automatically grants each nonemployee director an option to purchase 7,000 shares of Common Stock annually during his or her term of office. Such options are granted to nonemployee directors on the last business day prior to each annual meeting of shareholders (excluding any director whose term expires on the date of the annual meeting prior to which an option is to be granted and who has not been nominated for re-election at such annual meeting). Such options vest and become exercisable in full on the day immediately prior to the annual meeting next following the date of grant (disregarding the annual meeting being held immediately after the date of grant).

Information on Committees of the Board of Directors

     The Company's Board of Directors has standing Compensation, Audit and Nominating Committees. Each of these committees is responsible to the full Board of Directors, and its activities are therefore subject to approval of the Board of Directors. The members of each Committee and the functions performed thereby are described below:

     Compensation Committee. During 1998, the Compensation Committee was comprised of Mr. Thompson and Dr. Wilensky, who were members throughout 1998, and Ms. Kepner, who became a member effective May 21, 1998. Alan D. Frazier, who left the Board of Directors effective May 21, 1998, was a member of the Compensation Committee in 1998 prior to his departure. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors and officers of the Company, administers the Company's stock option plans, and recommends policies relating to the Company's benefit plans. The Compensation Committee met four times in 1998.

     Audit Committee. During 1998, the Audit Committee was comprised of Ms. Kepner, who was a member throughout the year, Mr. Thompson, who became a member effective May 21, 1998, and Mr. Scott, who became a member effective August 19, 1998. Mr. Frazier was a member of the Audit Committee in 1998 prior to his departure. The Audit Committee oversees the engagement of the Company's independent auditors and, together with the Company's independent auditors, reviews the Company's accounting practices, internal accounting controls and financial results. The Audit Committee met three times in 1998.

     Nominating Committee. During 1998, the Nominating Committee was comprised of Dr. Robb, who was a member throughout the year, and Dr. Bonfiglio, who became a member effective May 21, 1998. Ms. Kepner was a member of the Committee from January to May 21, 1998. The Nominating Committee makes recommendations to the Board of Directors concerning prospective candidates to fill vacancies on the Board of Directors. The Nominating Committee met one time in 1998. The Nominating Committee will consider the names and qualifications of candidates for the Board of Directors submitted by shareholders in accordance with the procedures referred to in "Proposals of Shareholders" in this Proxy Statement.

     During 1998 there were five meetings of the Board of Directors, one of which was held telephonically. Each director attended at least 75 percent of all board meetings and meetings of committees on which they served.

Executive Officers

     The executive officers of the Company, and their ages as of March 15, 1999, are as follows:

     Name                    Age   Position
     ____                    ___   ________

     Alan C. Nelson          49    Chairman of the Board (former President and
                                   Chief Executive Officer)
     Ronald R. Bromfield     46    President and Chief Executive Officer
     Robert C. Bateman       36    Vice President and Chief Financial Officer
     Shih-Jong James Lee     43    Vice President and Chief Technical Officer
     Larry A. Nelson         53    Vice President, Intellectual Property and
                                   New Business Development
     Mary K. Norton          36    Vice President, Regulatory/Government
                                   Affairs & Quality Assurance
     David H. Robison        49    Vice President, Operations

     For information regarding Alan C. Nelson see "--Information About Directors Whose Terms of Office Continue After Annual Meeting."

     For information regarding Ronald R. Bromfield see "--Information About the Director Nominees."

     Robert C. Bateman, Vice President and Chief Financial Officer, joined NeoPath in March 1996 as the Company's Corporate Controller and, in May 1997, was named Treasurer. Mr. Bateman was named Vice President and Chief Financial Officer in July 1998 and also currently serves as NeoPath's Corporate Secretary. From May 1987 to March 1996, Mr. Bateman was employed by Ernst & Young LLP. Mr. Bateman currently serves as chairman of the High Technology Industries Committee of the Washington Society of Certified Public Accountants.

     Shih-Jong James Lee, Ph.D., Vice President and Chief Technical Officer, joined NeoPath in March 1989. Dr. Lee served as the Company's Chief Scientist beginning March 1993 and Vice President, Chief Scientist in February 1995. In 1997, Dr. Lee was named Vice President and Chief Technical Officer. Dr. Lee was Principal Engineer for the High Technology Center of the Boeing Company from 1986 to 1989, and founded its Image Analysis Group. He currently serves on the Editorial Board of the Pattern Recognition Journal.

     Larry A. Nelson, Vice President, Intellectual Property and New Business Development, joined NeoPath in October 1992. Mr. Nelson was NeoPath's Vice President, Research and Engineering until 1997, when he was named Vice President, Intellectual Property and New Business Development. Mr. Nelson was employed at Honeywell, Inc. as Senior Fellow from 1990 to 1992, and as Senior Staff Engineer from 1986 to 1990.

     Mary K. Norton, Vice President, Regulatory/Government Affairs and Quality Assurance, joined NeoPath in August 1996 as the Company's Director of Regulatory and Clinical Affairs. In May 1998, Ms. Norton was named Vice President, Regulatory Affairs and Quality Assurance, and in January 1999, was named Vice President, Regulatory/Government Affairs & Quality Assurance. Prior to joining NeoPath, Ms. Norton managed Regulatory Affairs and Quality Assurance from July 1994 through May 1996 at Bioject, Inc., a company that develops, manufactures and markets advanced needle-free drug delivery systems. Ms. Norton was employed by Siemens Medical Systems, Ultrasound Group, as Senior Biomedical Engineer from August 1992 to June 1994. From September 1987 to October 1990, Ms. Norton was employed by Advanced Technology Laboratories.

     David H. Robison, Vice President, Operations, joined NeoPath in May 1996. Prior to joining NeoPath, Mr. Robison was employed by Abbott Laboratories in various positions from February 1978 through May 1996. From February 1995 to May 1996, Mr. Robison was Research and Development Director for Abbott's Diagnostic Division, and from May 1990 to February 1995 he was Director, Customer Satisfaction.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10% shareholders of the Company are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the best of the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all
Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with during 1998.

Executive Compensation

  Summary of Compensation

     The following table sets forth certain information with respect to compensation paid by the Company for the fiscal year ended December 31, 1998 and for the two prior fiscal years to (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated executive officers whose salary and bonus exceeded $100,000 for services performed during the fiscal year ended December 31, 1998 (collectively, the "Named Executive Officers").

                      Summary Compensation Table

                                                                                             Long-Term
                                                                                           Compensation
                                                  Annual Compensation                          Awards
                                   _________________________________________________           ______
                                                                                             Securities
Name and Principal                                                  Other Annual             Underlying
  Position                 Year    Salary($)(5)    Bonus($)(6)    Compensation($)(7)        Options(#)(8)
_____________________      ____    ____________    ___________    __________________        _____________
Alan C. Nelson (1)(2)      1998     $  314,500     $       --        $    57,251              288,780
  Chairman of the          1997     $  300,014     $       --        $     1,400               62,160
  Board (former            1996     $  257,022     $  102,150        $       750              100,000
  President and
  Chief Executive
  Officer)

Shih-Jong James Lee        1998     $  193,769     $       --        $    52,166              105,813
  Vice President           1997     $  182,000     $       --        $     8,836               26,000
  and Chief Technical      1996     $  166,985     $   54,146        $     1,500               27,793
  Officer

Larry A. Nelson(1)         1998     $  159,346     $       --        $       343               78,250
  Vice President,          1997     $  145,616     $       --        $     1,400               16,570
  Intellectual             1996     $  139,365     $   38,744        $        --               41,250
  Property and New
  Business Development

Mary K. Norton(3)          1998     $  118,529     $   13,472        $        --               56,850
  Vice President,          1997     $   93,558     $    2,478        $        --               11,150
  Regulatory/              1996     $   38,585     $       --        $        --               12,000
  Government Affairs &
  Quality Assurance

David H. Robison(4)        1998     $  169,969     $       --        $        --               89,470
  Vice President,          1997     $  155,616     $       --        $        --               17,680
  Operations               1996     $   87,692     $   28,652        $        --               50,000

____________________
 (1)  Alan C. Nelson and Larry A. Nelson are not related.
 (2)  Dr. Nelson was President and Chief Executive Officer until March 1999.
 (3) Mary K. Norton joined the Company as Director, Regulatory Affairs in August 1996, and became a corporate officer in May 1998.
 (4) David H. Robison joined the Company as Vice President, Operations in May 1996.
 (5) Salary amounts in 1998 include 27 bi-weekly pay periods instead of the normal 26 pay periods; therefore, amounts shown are approximately 4% higher than actual annual salary.
 (6) Bonuses were earned by achievement of specified corporate goals approved by the Compensation Committee of the Board of Directors. Payment of such bonuses was made within 60 days following the respective year-end. No bonus was paid to any person for services as an officer in 1997 and 1998.

 (7) Represents compensation paid in connection with the filing of patent applications. In 1998, amounts also include $56,251 paid to Dr. Nelson and $44,623 paid to Dr. Lee for accrued vacation, as approved by NeoPath's Compensation Committee of the Board of Directors.
 (8) 1998 awards include options granted in exchange for previously granted options pursuant to a repricing of options.

  Grants of Stock Options

     The following table sets forth certain information regarding stock options granted during the fiscal year ended December 31, 1998 to the Named Executive Officers.

                   Option Grants in Last Fiscal Year

                      Individual Grants
________________________________________________________________________
                                                                                   Potential Realizable
                                                                                         Value at
                                     Percent of                                       Assumed Annual
                                       Total                                              Rates of
                       Number of      Options                                            Stock Price
                      Securities    Granted to                                        Appreciation for
                      Underlying     Employees      Exercise     Expira-                Option Term(3)
                       Options          in           Price        tion       _______________________________
Name                  Granted(#)    Fiscal Year      ($/Sh)       Date             5%($)          10%($)
____                  __________    ___________     _______     ________     _______________  ______________
Alan C. Nelson
   (1)                   76,620         4.4%        $ 13.00      5/21/08      $    626,417      $  1,587,463
   (2)                  212,160        12.0           13.00       6/2/08         1,626,546         4,223,704

Shih-Jong James Lee
   (1)                   32,020         1.8           13.00      5/21/08           261,784           663,411
   (2)                   73,793         4.2           13.00       6/2/08           565,742         1,469,079

Larry A. Nelson
   (1)                   20,430         1.2           13.00      5/21/08           167,028           423,282
   (2)                   57,820         3.2           13.00       6/2/08           443,283         1,151,086

Mary K. Norton
   (1)                   16,850         1.0           13.88       5/5/08           147,032           372,607
   (2)                   40,000         2.4           13.00       6/2/08           306,663           796,324

David H. Robison
   (1)                   21,790         1.2           13.00      5/21/08           178,147           451,459
   (2)                   67,680         3.9           13.00       6/2/08           518,876         1,347,381

_________________
 (1) Represents annual stock option grant using a formula-based model applied to all eligible NeoPath employees. One-quarter of the options vest on each anniversary of the date of grant. All such stock options had an exercise price per share equal to the per share market price of the Common Stock on the date of grant.
 (2) Represents options issued pursuant to a repricing of previously issued options. These options retained the vesting schedules of the original options.
 (3) Based on the exercise price per share on the date of grant. There can be no assurance that the actual value per share realized by a Named Executive Officer will approximate the potential realizable values set forth in the table.

  Option Repricing

     The following table sets forth information with respect to repriced stock options held by any Named Executive Officer:

                       10-Year Option Repricings

                                                                                                            Length (in
                                                                                                             Years) of
                                                                                                              Original
                                                                        Exercise Price                      Option Term
                                   Number of        Market Price of       of Stock at            New        Remaining at
                                    Options        Stock at Time of         Time of           Exercise        Date of
Name                   Date       Repriced(#)       Repricing($/Sh)     Repricing($/Sh)      Price($/Sh)     Repricing
____                   ____       ___________       _______________     _______________      ___________     _________
Alan C. Nelson        6/2/98         50,000             $  12.69          $  16.25            $  13.00          7.07
                      6/2/98        100,000                12.69             23.50               13.00          7.98
                      6/2/98         62,160                12.69             18.00               13.00          8.97
                                    _______
                                    212,160
                                    =======

Shih-Jong James Lee   6/2/98         20,000                12.69             14.00               13.00          6.74
                      6/2/98         27,793                12.69             23.50               13.00          7.98
                      6/2/98         26,000                12.69             18.00               13.00          8.97
                                     ______
                                     73,793
                                     ======

Larry A. Nelson       6/2/98         41,250                12.69             23.50               13.00          7.98
                      6/2/98         16,570                12.69             18.00               13.00          8.97
                                     ______
                                     57,820
                                     ======

Mary K. Norton        6/2/98         12,000                12.69             23.75               13.00          8.20
                      6/2/98          4,840                12.69             18.00               13.00          8.97
                      6/2/98          6,310                12.69             14.88               13.00          9.52
                      6/2/98         16,850                12.69             13.88               13.00          9.93
                                     ______
                                     40,000
                                     ======

David H. Robison      6/2/98         35,000                12.69              22.00              13.00          7.95
                      6/2/98         15,000                12.69              23.50              13.00          7.98
                      6/2/98         17,680                12.69              18.00              13.00          8.97
                                     ______
                                     67,680
                                     ======

     The Board of Directors approved the option repricing because it believes that options are a significant factor in the Company's ability to retain key employees that are important to the Company's long-term success.

  Exercise of Stock Options and Year-End Values

     The following table sets forth certain information regarding stock options exercised during the fiscal year ended December 31, 1998 and options held at December 31, 1998 by the Named Executive Officers.

      Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values


                                                       Number of Securities             Value of Unexercised
                                                      Underlying Unexercised                In-the-Money
                         Shares                          Options at Fiscal               Options at Fiscal
                        Acquired        Value               Year-End(#)                    Year-End($)(2)
                           on          Realized    ____________________________    _____________________________
Name                   Exercise(#)      ($)(1)     Exercisable    Unexercisable    Exercisable     Unexercisable
____                   ___________    _________    ___________    _____________    ___________     _____________
Alan C. Nelson               --       $      --       217,273        164,908       $  330,453        $     --
Shih-Jong James Lee       3,645          54,402        43,614         62,199               --              --
Larry A. Nelson              --              --        30,782         47,468               --              --
Mary K. Norton               --              --         9,788         30,212               --              --
David H. Robison             --              --        36,710         52,760               --              --

__________
   (1) Based on the closing price of the Company's Common Stock on the date of exercise.
   (2) Based on the closing price of the Company's Common Stock on December 31, 1998 of $5.94 per share as reported by The Nasdaq Stock Market.

Compensation Committee Interlocks and Insider Participation

     During 1998, the Compensation Committee was comprised of Mr. Thompson and Dr. Wilensky, who were members throughout 1998, and Ms. Kepner, who became a member effective May 21, 1998. Alan D. Frazier, who left the Board of Directors effective May 21, 1998, was a member of the Compensation Committee in 1998 prior to his departure. Ms. Kepner is a principal at Invemed Associates, Inc., which assisted NeoPath in a private equity placement transaction completed in February 1999.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors is responsible for establishing the compensation for the Company's executive officers and making recommendations concerning such compensation to the Board of Directors. In addition, the Compensation Committee is responsible for administering the Company's stock option plans. The Compensation Committee is composed of nonemployee directors. During 1998, the Compensation Committee was comprised of Mr. Thompson and Dr. Wilensky, who were members throughout 1998, and Ms. Kepner, who became a member effective May 21, 1998. Alan D. Frazier, who left the Board of Directors effective May 21, 1998, was a member of the Compensation Committee in 1998 prior to his departure.

     The Compensation Committee utilizes compensation survey data to ensure that the Company's executive compensation program is competitive and that it supports NeoPath's strategies and objectives. The Committee intends to provide overall compensation to each executive at the 50th percentile of competitive survey data; this is accomplished through targeting executive salaries at five percent below the 50th percentile and targeting annual incentives at five percent above the 50th percentile of surveyed competitive data.

     The underlying objectives of the Company's compensation strategy are to attract and retain the best possible executive talent, to motivate those executives to achieve optimum operating performance for the Company, to link executive and shareholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions as well as overall business results. The Compensation Committee believes that the overall compensation philosophy should be to allow for total executive compensation in the upper quartiles of the competitive survey data described below for exceptional performance in achieving corporate goals, and that compensation in the lower quartiles should be used, as appropriate, for less-than-expected achievement of goals. There are three components to the Company's executive compensation program:
base salary, incentive (bonus) payments, and long-term incentives in the form of stock options.

     Base Salary. Base salary for each executive officer is based primarily on competitive survey data for comparable positions at medical products, biotechnology and high technology companies, supplemented by an assessment of each officer's sustained performance, advancement potential, experience, responsibility, and scope and complexity of management position. The companies in this survey include some but not all of the companies in the Hambrecht & Quist Healthcare Section Excluding Biotech Index included in the Stock Performance Graph.

     Annual Incentives. The Compensation Committee believes that executives' performance is most appropriately measured based on progress toward achieving operating goals that are formulated to promote advancement of key aspects of the Company's business. The Board of Directors and Compensation Committee approved NeoPath's corporate goals for 1998 and approved management's establishment of specified minimum corporate goals for officers to receive bonuses. The 1998 corporate goals included achieving defined financial performance, obtaining U.S. Food and Drug Administration approval for use of the AutoPap System as a Primary Pap Smear Screening System, developing manufacturing capacity, and developing specific product enhancements. Certain defined minimum financial goals were not met; therefore, no bonuses were paid to officers. The Compensation Committee intends to continue to base future annual incentives for officers on the achievement of defined goals and milestones, with the range of potential awards based primarily on competitive survey data.

     Long-Term Incentives. The long-term performance-based compensation of executive officers takes the form of option awards under the Company's stock option plans. The Compensation Committee believes that this equity-based compensation ensures that the Company's executive officers have a continuing stake in the long-term success of the Company. Since the Company's initial public offering, all options granted by the Company have been granted with an exercise price equal to or in excess of the market price of the Company's Common Stock. Accordingly, stock options will have value only if the Company's stock price increases. Vesting is used to encourage employees to continue in the employ of the Company.

     Option Repricing. In May 1998, NeoPath's Board of Directors approved a plan to allow all Company personnel the opportunity to surrender previously granted stock options in exchange for a new stock option at the current market price. In total, 1,357,836 options were surrendered and canceled; a corresponding number of new options were issued at an exercise price of $13.00 per share. Many outstanding options were exercisable at prices that exceeded the market price of the Common Stock at that time, thereby substantially impairing the effectiveness of such options as performance incentives. The Board of Directors considered the significant and sustained reduction in the Company's Common Stock price, which reached $30.25 in September 1996, yet has traded at much lower levels since that time. The Board also considered the Company's increased personnel turnover rate, and the need to retain Company personnel in a competitive labor market. Consistent with the Company's philosophy of utilizing equity incentives to motivate and retain management and employees, the Board of Directors determined that it was important to restore the performance incentives intended to be provided by options through the repricing of options with exercise prices in excess of the market price at the time of repricing. The exercise price of the repriced options was set at $13.00 per share; the fair market value of the Company's Common Stock on the effective date of the repricing was $12.69.

  1998 Compensation for the Chief Executive Officer

     In determining Dr. Nelson's salary for 1998, the Committee considered competitive compensation data for chief executive officers of similar companies within the medical device, biotechnology and high technology industries, taking into account Dr. Nelson's experience and knowledge as well as overall Company performance. Dr. Nelson's salary was increased 1.6% to $304,950 in 1998. As further described under "--Long-Term Incentives," long-term performance-based compensation of executive officers takes the form of stock option grants. During 1998, Dr. Nelson was awarded a new grant to purchase 76,620 shares of the Company's Common Stock. In addition, Dr. Nelson was awarded grants to purchase 212,160 shares as a result of stock option repricing. All stock option grants were issued with the exercise price of the options equal to or greater than the market price of NeoPath's Common Stock on the date of grant. Dr. Nelson's new grant to purchase 76,620 shares of the Company's Common Stock was based on the Committee's use of a formula-based model applied to all eligible NeoPath employees. No bonus was paid to Dr. Nelson.

  Section 162(m) Limitations on Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, makes certain nonperformance-based compensation in excess of $1 million paid to executives of public companies nondeductible by such companies. Certain performance-based compensation that has been approved by shareholders is not subject to the deduction limit. The Company's stock option plans are structured to qualify options granted as performance-based compensation under Section 162(m). At this time, no executive officer of the Company has received, nor is it anticipated that any executive officer will receive, any such compensation in excess of this limit. Therefore, no action was required to comply with the limit. The Compensation Committee will continue to monitor the situation and will take appropriate action if it is warranted in the future.

                                              Compensation Committee



                                              David A. Thompson
                                              Cristina H. Kepner
                                              Gail R. Wilensky, Ph.D.

Stock Performance Graph

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of The Nasdaq Stock Market and the Hambrecht & Quist Healthcare Section Excluding Biotech Index for the period beginning on January 26, 1995, the Company's first day of trading after its initial public offering, and ending on December 31, 1998.

                      Comparison of Cumulative Total Return Among
                                     NeoPath, Inc.,
                              The Nasdaq Stock Market and
            Hambrecht & Quist Healthcare Section Excluding Biotechnology Index
                            (Period Ended December 31, 1998)

Measurement
Period
(Quarterly
from
January 26,                           The Nasdaq             Hambrecht &
1995)           NeoPath, Inc.         Stock Market Index     Quist Index
______________________________________________________________________________

Jan-26-95        $ 100.00              $ 100.00                $ 100.00
Mar-31-95          122.92                107.98                  110.88
Jun-30-95          137.50                123.51                  113.90
Sep-30-95          220.83                138.39                  142.48
Dec-31-95          193.75                140.07                  158.05
Mar-31-96          193.75                146.60                  169.08
Jun-30-96          210.42                158.56                  158.91
Sep-30-96          160.42                164.18                  174.39
Dec-31-96          152.08                172.25                  175.47
Mar-31-97          114.58                162.90                  166.68
Jun-30-97          158.33                192.76                  199.54
Sep-30-97          162.50                225.36                  209.14
Dec-31-97          108.33                211.32                  209.11
Mar-31-98          114.58                247.25                  237.77
Jun-30-98           59.92                254.41                  242.26
Sep-30-98           41.17                230.32                  213.85
Dec-30-98           49.50                297.06                  254.08

       Assumes $100 invested in the Company's Common Stock, The Nasdaq Stock Market and the Hambrecht & Quist Healthcare Section Excluding Biotech Index, with all dividends reinvested. Stock performance shown in the above chart for the Common Stock is historical and not necessarily indicative of future price performance.

Employment Contracts and Termination of Employment and Change-in-Control
  Agreements

     In December 1996, the Compensation Committee approved a Senior Management Employment Agreement (the "Agreement") for officers (including the Named Executive Officers) and key management personnel that provides for continued employment terms equivalent to those applicable immediately prior to a change in control for the two years following a change in control. A one-time cash payment equal to two times the executive's annual salary and bonus is immediately triggered if, following a change in control, employment is terminated by (i) the employee for "good reason" or (ii) the employer for any reason other than death, disability or for "cause." The Agreement was approved by the Company's Board of Directors in February 1997. The Committee believes that the Agreement enables NeoPath management to focus their efforts on the long-term achievement of Company goals.

     The NeoPath, Inc. 1989 Stock Option Plan and the 1999 Plan provide optionees with the right to exercise all stock options, whether or not the vesting requirements have been met, immediately prior to defined changes in the Company's ownership.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth as of February 25, 1999, except as otherwise noted, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than 5% of the Common Stock, (ii) each director and nominee for director of the Company, (iii) the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group. As of February 25, 1999, Mr. George Soros was deemed to have beneficial ownership in excess of 5% of NeoPath's Common Stock; however, based on a Form 13G filed March 31, 1999, his ownership interest no longer requires disclosure in the table below. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                          Shares       Percent
                                                       Beneficially       of
    Name and Address                                      Owned         Class
    ________________                                      _____         _____

    Alan C. Nelson(1)                                    567,455         3.2%
    Shih-Jong James Lee(2)                                71,910          *
    Larry A. Nelson(3)                                    52,525          *
    Mary K. Norton(4)                                     10,788          *
    David H. Robison(5)                                   42,271          *
    Thomas A. Bonfiglio(6)                                 1,000          *
    Cristina H. Kepner(7)                                 67,152          *
    Walter L. Robb(8)                                    201,104         1.2%
    William L. Scott(9)                                   37,500          *
    David A. Thompson(10)                                 34,166          *
    Gail R. Wilensky(11)                                  13,666          *
    Ronald R. Bromfield                                       --          *
    Zesiger Capital Group LLC Investors(12)            2,252,300        12.9%
      320 Park Avenue
      New York, NY  10022
    The Kaufmann Fund, Inc.(13)                        2,071,000        11.9%
      140 East 45th Street, 43rd Floor
      New York, NY  10017
    Trustees of General Electric Pension Trust(14)     1,526,463         8.8%
      3033 Summer Street
      Stamford, CT 06904-7900
    Capital Research and Management Company, and
      SMALLCAP World Fund, Inc.(15)                    1,121,400         6.4%
      333 South Hope Street
      Los Angeles, CA  90071
    All Directors and Executive Officers as a group
      (13 persons)(16)                                 1,123,907         6.2%
______________________
* Less than 1%

(1) Includes 335,682 outstanding shares, 229,773 shares issuable upon exercise of options that are exercisable within 60 days, and 2,000 shares held by Dr. Nelson's wife for the benefit of her nephew. Dr. Nelson disclaims beneficial ownership of the 2,000 shares held by his wife for the benefit of her nephew.
(2) Includes 25,145 outstanding shares and 46,765 shares issuable upon exercise of options that are exercisable within 60 days.
(3) Includes 18,305 outstanding shares and 34,220 shares issuable upon exercise of options that are exercisable within 60 days.
(4) Consists of shares issuable upon exercise of options that are exercisable within 60 days.
(5) Includes 1,394 outstanding shares and 40,877 shares issuable upon exercise of options that are exercisable within 60 days.

(6)    Consists of outstanding shares.
(7) Includes 29,068 outstanding shares, 21,666 shares issuable upon exercise of options that are exercisable within 60 days, and 16,418 shares issuable upon exercise of warrants held by Ms. Kepner.
(8) Includes 128,000 outstanding shares and 73,104 shares issuable upon exercise of options that are exercisable within 60 days.
(9) Consists of shares issuable upon exercise of options that are exercisable within 60 days.
(10) Includes 5,000 outstanding shares and 29,166 shares issuable upon exercise of options that are exercisable within 60 days.
(11) Consists of shares issuable upon exercise of options that are exercisable within 60 days.
(12) Consists of outstanding shares per NeoPath's filing on Form S-3 on February 12, 1999. Zesiger Capital Group ("ZCG") disclaims beneficial ownership of these securities. Such securities are held in discretionary accounts, which ZCG manages.
(13) Consists of outstanding shares per NeoPath's filing on Form S-3 on February 12, 1999.
(14) Consists of shares outstanding as of December 31, 1998 per filing on Schedule 13G.
(15) Consists of outstanding shares per NeoPath's filing on Form S-3 on February 12, 1999. SMALLCAP World Fund, Inc. is the beneficial owner of the shares. Capital Research and Management Company may be deemed to have beneficial ownership of the shares, but specifically disclaims beneficial ownership.
(16) Includes 546,130 outstanding shares, 561,359 shares issuable upon exercise of options that are exercisable within 60 days, and 16,418 shares issuable upon exercise of warrants.

2.   PROPOSED ADOPTION OF NEOPATH, INC. 1999 STOCK INCENTIVE COMPENSATION PLAN

     The proposed 1999 Plan provides a means whereby selected persons may be granted stock awards, incentive stock options ("ISOs"), or nonqualified stock options ("NSOs") to purchase shares of Common Stock. A copy of the 1999 Plan, as proposed, is attached to this Proxy Statement as Appendix A. The 1999 Plan replaces the NeoPath, Inc. 1989 Stock Option Plan (the "Prior Plan"), which expires on May 23, 1999. The following description of the 1999 Plan is a summary and is not intended to be fully descriptive. See Appendix A for more detailed information. Approximately 150 persons are eligible for participation in the 1999 Plan. Subject to adjustment required in the event of any recapitalization of the Company, the aggregate number of shares of Common Stock that may be issued upon exercise of all options granted under the 1999 Plan may not exceed 2,750,000 (including approximately 710,000 authorized shares available for grant and approximately 1,840,000 shares represented by outstanding grants under the Prior
Plan). On March 29, 1999, the Board approved the adoption of the 1999 Plan effective May 19, 1999 (the "Effective Date") that, subject to shareholder approval, would authorize an additional 200,000 shares to be available for grant under NeoPath's employee stock option plans.
Any authorized shares not issued or subject to outstanding awards under the Prior Plan on the Effective Date and any shares subject to outstanding awards under the Prior Plan on the Effective Date that cease to be subject to such awards (other than by reason of exercise or payment of the awards to the extent they are exercised for or settled in shares) shall no longer be available for grant and issuance under the Prior Plan, but shall be available for issuance under the 1999 Plan.

     The Board of Directors believes that the 1999 Plan would, among other things, promote the interests of the Company and its shareholders by assisting the Company in attracting, retaining and stimulating the performance of officers and key employees. The Board believes that the existing options granted under the Prior Plan have contributed substantially to the successful achievement of these objectives.

     The Compensation Committee of the Board of Directors is the administrator of the 1999 Plan (the "Plan Administrator"). Subject to the terms of the 1999 Plan, the Plan Administrator determines the terms and conditions of options granted under the 1999 Plan, including the exercise price. The 1999 Plan provides that the Plan Administrator must establish an exercise price for ISOs that is not less than the fair market value per share at the date of grant. Each ISO must expire within 10 years of the date of grant. However, if ISOs are granted to persons owning more than 10% of the Company's voting stock, the 1999 Plan provides that the exercise price shall not be less than 110% of the fair market value per share at the date of grant and that the term of the ISOs shall not exceed five years. NSOs expire 10 years from the date of grant, unless otherwise established by the Plan Administrator. Unless otherwise provided by the Plan Administrator, one-quarter of the options vest on the first anniversary of the day of grant (for options granted to new employees, the first vesting period is from grant date to one year after hire date) and the remainder vest in equal annual installments at the end of the three succeeding years.

     No option may be transferred by the optionee other than by will or the laws of descent or distribution. Notwithstanding the foregoing, to the extent permitted by Section 422 of the Internal Revenue Code, the Plan Administrator may permit an Optionee to (i) during the Optionee's lifetime, designate a person who may exercise the option after the Optionee's death by giving written notice of such designation to the Company or (ii) transfer the option and the rights and privileges conferred hereby; provided, however, that any option so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the award. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination for cause, death or total disability) may exercise options in the three-month period following such cessation, (unless such options terminate or expire sooner by their terms), or in such longer period determined by the Plan Administrator. If the optionee is terminated for cause, the options terminate upon the Company's discovery of such cause. If the optionee dies or becomes totally disabled, options vested at the date of death or total disability may be exercised prior to the earlier of the options' specified expiration date or one year from the date of the optionee's death or disability.

     Unexercised options granted under the 1999 Plan terminate upon the occurrence of certain events, including mergers (other than a merger of the Company in which the holders of shares of Common Stock immediately before the merger have the same proportionate ownership of shares of Common Stock in the surviving corporation immediately after the merger). In such event, the optionee has the right immediately before a merger to exercise the optionee's option in whole or in part whether or not the vesting requirements have been satisfied.

Federal Income Tax Consequences

     The following discussion summarizes the material federal income tax consequences of participation in the 1999 Plan. The discussion is general in nature and does not address issues related to the tax circumstances of any particular optionee. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. The discussion does not address state, local or foreign consequences.

     There are no tax consequences to the Company or the optionee upon the grant of an NSO under the 1999 Plan. Upon exercise of an NSO, the optionee recognizes ordinary income equal to the difference between the exercise price of the shares and the fair market value of the shares on the date of exercise. The Company is entitled to a tax deduction equal to the income recognized by the optionee, provided that the deduction is not otherwise disallowed by the Internal Revenue Code.

     Upon grant or exercise of an ISO, an optionee does not recognize income, except that the excess of the fair market value of the shares at the time of exercise (with adjustments in certain circumstances) over the option price will be alternative minimum taxable income for purposes of calculating the optionee's alternative minimum tax, if any. If an optionee does not make a "disqualifying disposition" (defined below) of an ISO, the gain, if any, upon a subsequent sale (i.e., the excess of the proceeds received over the option price) will be a long-term capital gain for income tax purposes.

     For shares acquired through the exercise of an ISO, a "disqualifying disposition" is a transfer of the shares (i) within two years after the grant of the ISO or (ii) within one year after the transfer of the shares to the optionee pursuant to the ISO's exercise. If the optionee makes a disqualifying disposition, the optionee generally will recognize income in the year of the disqualifying disposition equal to the excess of the amount received for the shares over the option price. If, however, the optionee sells the shares to an unrelated party at a price that is below the fair market value of the shares at the time the ISO was exercised, and the sale is a disqualifying disposition, the amount of ordinary income will be limited to the amount realized on the sale over the option price.
While the position of the Internal Revenue Service on this issue is presently unclear, any ordinary income recognized on a disqualifying disposition of an option may be subject to payroll taxes and withholding.

     The Company is entitled to a deduction with respect to an ISO only if a disqualifying disposition occurs. In that event, the deduction would be equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Internal Revenue Code.

     The Board of Directors recommends a vote for the adoption of the 1999 Plan.

INDEPENDENT AUDITORS

     Representatives of Ernst & Young LLP, the Company's independent public accountants, will be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

PROPOSALS OF SHAREHOLDERS

     Shareholder proposals to be presented at the Company's 2000 Annual Meeting of Shareholders and included in the Company's Proxy Statement relating to such meeting must be received by the Company no later than December 21, 1999. Such proposals should be directed to the Corporate Secretary of the Company, 8271 - 154th Avenue NE, Redmond, Washington 98052.

OTHER BUSINESS

     The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereto, in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT AND FORM 10-K

     A copy of the Company's 1998 Annual Report is enclosed.
Shareholders not receiving a copy of such Annual Report may obtain one, without charge, upon request to the Company by writing or calling the Company's investor relations representative, NeoPath, Inc., 8721 - 154th Avenue NE, Redmond, WA 98052, 1-800-NEOPATH.

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, will be provided without charge to each shareholder of record who submits a written request addressed to the Company's investor relations representative, NeoPath, Inc., 8721 - 154th Avenue NE, Redmond, WA 98052.

                                   By Order of the Board of Directors




                                   Ronald R. Bromfield
                                   President and Chief Executive Officer


Redmond, Washington
April 19, 1999

                                                        APPENDIX A

                             NEOPATH, INC.

                1999 STOCK INCENTIVE COMPENSATION PLAN



                        SECTION 1.     PURPOSE

The purpose of the NeoPath, Inc. 1999 Stock Incentive Compensation Plan (the "Plan") is to enhance the long-term shareholder value of NeoPath, Inc., a Washington corporation (the "Company"), by offering opportunities to selected persons to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and its Related Corporations (as defined in Section 2) and to acquire and maintain stock ownership in the Company.

                      SECTION 2.     DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below:

"Award" means an award or grant made pursuant to the Plan, including, without limitation, awards or grants of Stock Awards and Options, or any combination of the foregoing.

"Board" means the Board of Directors of the Company.

"Cause" means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Common Stock" means the common stock, par value $.01 per share, of the Company.

"Corporate Transaction" means any of the following events:

  (a) Consummation of any merger or consolidation of the Company with or into another corporation; or
  (b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company's assets, other than a transfer of the Company's assets to a majority-owned subsidiary corporation (as defined in Section 8.3) of the Company.

"Disability," unless otherwise defined by the Plan Administrator, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable, in the opinion of the Company, to perform his or her duties for the Company or a Related Corporation and to be engaged in any substantial gainful activity.

"Effective Date" means the date on which the Plan is adopted by the Board, so long as it is approved by the Company's shareholders at any time within 12 months of such adoption.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

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

"Fair Market Value" shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the closing sales price for the Common Stock as reported by the Nasdaq National Market for a single trading day or
(b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing sales price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

"Grant Date" means the date on which the Plan Administrator completes the corporate action relating to the grant of an Award and all conditions precedent to the grant have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

"Incentive Stock Option" means an Option to purchase Common Stock granted under Section 7 with the intention that it qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.

"Nonqualified Stock Option" means an Option to purchase Common Stock granted under Section 7 other than an Incentive Stock Option.

"Option" means the right to purchase Common Stock granted under
Section 7.

"Option Term" has the meaning set forth in Section 7.3.

"Parent," except as otherwise provided in Section 8.3 in connection with Incentive Stock Options, means any entity, whether now or hereafter existing, that directly or indirectly controls the Company.

"Participant" means (a) the person to whom an Award is granted; (b) for a Participant who has died, the personal representative of the Participant's estate, the person(s) to whom the Participant's rights under the Award have passed by will or by the applicable laws of descent and distribution, or the beneficiary designated in accordance with Section 11; or (c) the person(s) to whom an Award has been transferred in accordance with Section 11.

"Plan Administrator" means the Board or any committee or committees designated by the Board or any person to whom the Board has delegated authority to administer the Plan under Section 3.1.

"Related Corporation" means any Parent or Subsidiary of the Company.

"Related Party Transaction" means (i) a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger have the same proportionate ownership of shares of Common Stock in the surviving corporation immediately after the merger, (ii) a mere reincorporation of the Company or (iii) a transaction to create a holding company.

"Securities Act" means the Securities Act of 1933, as amended.

"Stock Award" means shares of Common Stock or units denominated in Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

"Subsidiary" except as provided in Section 8.3 in connection with Incentive Stock Options, means any entity that is directly or indirectly controlled by the Company.

"Successor Corporation" has the meaning set forth in Section 12.3.

"Termination Date" has the meaning set forth in Section 7.6.

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

                     SECTION 3.     ADMINISTRATION

3.1  Plan Administrator

The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (a "Plan Administrator"). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding
(a) "outside directors" as contemplated by Section 162(m) of the Code and (b) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize a senior executive officer of the Company to grant Awards to specified eligible persons, within the limits specifically prescribed by the Board.

3.2  Administration and Interpretation by Plan Administrator

Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

               SECTION 4.     STOCK SUBJECT TO THE PLAN

4.1  Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 12.1, the number of shares of Common Stock that shall be available for issuance under the Plan shall be 2,750,000 shares.

In addition, (a) any authorized shares not issued or subject to outstanding awards under the Company's 1989 Stock Option Plan (the "Prior Plan") on the Effective Date and (b) any shares subject to outstanding awards under the Prior Plan on the Effective Date that cease to be subject to such awards (other than by reason of exercise or payment of the awards to the extent they are exercised for or settled in shares) shall no longer be available for grant and issuance under the Prior Plan, but shall be available for issuance under the Plan.

Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

4.2  Limitations

(a)  Subject to adjustment from time to time as provided in
     Section 12.1, not more than an aggregate of 2,750,000 shares shall be available for issuance pursuant to grants of Stock Awards under the Plan.

(b)  Subject to adjustment from time to time as provided in
     Section 12.1, not more than 400,000 shares of Common Stock may be made subject to Awards under the Plan to any individual in the aggregate in any one fiscal year of the Company, except that the Company may make additional one-time grants of up to 400,000 shares to newly hired individuals, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

4.3  Reuse of Shares

Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in shares) shall again be available for issuance in connection with future grants of Awards under the Plan; provided, however, that for purposes of Section 4.2, any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

                      SECTION 5.     ELIGIBILITY

Awards may be granted under the Plan to those officers, directors and employees of the Company and its Related Corporations as the Plan Administrator from time to time selects. Awards may also be made to consultants, agents, advisors and independent contractors ("consultants") who provide services to the Company and its Related Corporations; provided, however, that such Participants render bona fide services not in connection with the offer and sale of the Company's securities in a capital-raising transaction.

                         SECTION 6.     AWARDS

6.1  Form and Grant of Awards

The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan. Such Awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options and Stock Awards. Awards may be granted singly or in combination.

6.2  Settlement of Awards

The Company may settle Awards through the delivery of shares of Common Stock, cash payments, the granting of replacement Awards or any combination thereof as the Plan Administrator shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents. The Plan Administrator may at any time offer to buy out, for a payment in cash or Common Stock, an Award previously granted based on such terms and conditions as the Plan Administrator shall establish and communicate to the Participant at the time such offer is made.

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

6.3  Acquired Company Awards

Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

                   SECTION 7.     AWARDS OF OPTIONS

7.1  Grant of Options

The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

7.2  Option Exercise Price

The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date with respect to Incentive Stock Options and not less than 85% of the Fair Market Value of the Common Stock on the Grant Date with respect to Nonqualified Stock Options. For Incentive Stock Options granted to a more than 10% shareholder, the Option exercise price shall be as specified in Section 8.2.

7.3  Term of Options

The term of each Option (the "Option Term") shall be as established by the Plan Administrator or, if not so established, shall be ten years from the Grant Date. For Incentive Stock Options, the maximum Option Term shall be as specified in Sections 8.2 and 8.4.

7.4  Exercise of Options

The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:


Period of Participant's Continuous Employment or
Service With the Company or Its Related              Percent of Total Option
Corporations From the Option Grant Date              That Is Vested and Exercisable
________________________________________________     ______________________________
After 1 year*                                        25%

Each full year of continuous service completed
thereafter                                           An additional 25%

After 4 years                                        100%


* For Options granted to new employees, the period shall be from grant date to 1 year after date of employment.

The Plan Administrator may adjust the vesting schedule of an Option held by a Participant who works less than "full-time" as that term is defined by the Plan Administrator.

To the extent that the right to purchase shares has accrued thereunder, an Option may be exercised from time to time by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Company, accompanied by payment in full as described in Section 7.5. An Option may not be exercised as to less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

7.5  Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, in any combination of

  (a)  cash or check;

  (b) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price;

  (c)  if and so long as the Common Stock is registered under
       Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to
       (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board; or

  (d)  such other consideration as the Plan Administrator may permit.

In addition, to assist a Participant (including a Participant who is an officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (i) the payment by a Participant of a full-recourse promissory note, (ii) the payment by the Participant of the purchase price, if any, of the Common Stock in installments, or
(iii) the guarantee by the Company of a loan obtained by the Participant from a third party. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans, installment payments or loan guarantees, including the interest rate and terms of and security for repayment.

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

7.6  Post-Termination Exercises

The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if a Participant ceases to be employed by, or to provide services to, the Company or its Related Corporations, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

  (a) Any portion of an Option that is not vested and exercisable on the date of termination of the Participant's employment or service relationship (the "Termination Date") shall expire on such date, unless the Plan Administrator determines otherwise.

  (b) Any portion of an Option that is vested and exercisable on the Termination Date shall expire upon the earliest to occur of

           (i)    the last day of the Option Term;

           (ii) if the Participant's Termination Date occurs for reasons other than Cause, death or Disability, the three-month anniversary of such Termination Date; and

           (iii) if the Participant's Termination Date occurs by reason of Disability or death, the one-year anniversary of such Termination Date.

Notwithstanding the foregoing, if the Participant dies after the Termination Date while the Option is otherwise exercisable, the Option shall expire upon the earlier to occur of (y) the last day of the Option Term and (z) the first anniversary of the date of death.

Also notwithstanding the foregoing, in case of termination of the Participant's employment or service relationship for Cause, the Option shall automatically expire upon first discovery by the Company of any reason for termination for Cause, unless the Plan Administrator determines otherwise. If a Participant's employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant's rights under any Option likewise shall be suspended during the period of investigation.

A Participant's transfer of employment or service relationship between or among the Company and its Related Corporations, or a change in status from an employee to a consultant that is evidenced by a written agreement between a Participant and the Company or a Related Corporation, shall not be considered a termination of employment or service relationship for purposes of this Section 7. Employment or service relationship shall be deemed to continue while the Participant is on a bona fide leave of absence, if such leave was approved by the Company or a Related Corporation in writing and if continued crediting of service for purposes of this Section 7 is expressly required by the terms of such leave or by applicable law (as determined by the Company). The effect of a Company-approved leave of absence on the terms and conditions of an Option shall be determined by the Plan Administrator, in its sole discretion.

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

           SECTION 8.     INCENTIVE STOCK OPTION LIMITATIONS

To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1  Dollar Limitation

To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2  More Than 10% Shareholders

If an individual owns more than 10% of the total voting power of all classes of the Company's stock, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option Term shall not exceed five years. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

8.3  Eligible Employees

Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options. For purposes of this Section 8.3, "parent corporation" and "subsidiary corporation" shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

8.4  Term

Except as provided in Section 8.2, the Option Term shall not exceed 10 years.

8.5  Exercisability

An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the Termination Date for reasons other than death or Disability, (b) more than one year after the Termination Date by reason of Disability, or (c) after the Participant has been on leave of absence for more than 90 days, unless the Participant's reemployment rights are guaranteed by statute or contract.

For purposes of this Section 8.5, Disability shall mean "disability" as that term is defined for purposes of Section 422 of the Code.

8.6  Taxation of Incentive Stock Options

In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year from the date of exercise. A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

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

8.7  Promissory Notes

The amount of any promissory note delivered pursuant to Section 7.5 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

                      SECTION 9.     STOCK AWARDS

9.1  Grant of Stock Awards

The Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals related to profits, profit growth, profit-related return ratios, cash flow or total shareholder return, where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the Stock Award shall occur by reason of termination of the Participant's employment or service relationship.

9.2  Issuance of Shares

Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Participant's release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Participant or, in the case of the Participant's death, to the personal representative of the Participant's estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

9.3  Waiver of Restrictions

Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate; provided, however, that the Plan Administrator may not adjust performance goals for any Stock Award intended to be exempt under Section 162(m) of the Code for the year in which the Stock Award is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

                      SECTION 10.    WITHHOLDING

The Company may require the Participant to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant, vesting or exercise of any Award. Subject to the Plan and applicable law, the Plan Administrator may, in its sole discretion, permit the Participant to satisfy withholding obligations (up to the maximum rate), in whole or in part, by paying cash, by electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any Award or any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Company to the Participant an amount equal to such taxes. The Company may also deduct from any Award any other amounts due from the Participant to the Company or a Related Corporation.

                     SECTION 11.    ASSIGNABILITY

Awards granted under the Plan and any interest therein may not be assigned, pledged or transferred by the Participant and may not be made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, and, during the Participant's lifetime, such Awards may be exercised only by the Participant. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit a Participant to designate a beneficiary who may exercise the Award or receive compensation under the Award after the Participant's death; provided, however, that any Award so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Award.

                      SECTION 12.    ADJUSTMENTS

12.1  Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities subject to the Plan as set forth in
Section 4.1 and the maximum number and kind of securities that may be made subject to Stock Awards and to Awards to any individual as set forth in Section 4.2, and (ii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Corporate Transaction shall not be governed by this
Section 12.1 but shall be governed by Sections 12.2 and 12.3, respectively.

12.2  Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Company, the Plan Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Plan Administrator in its discretion may permit a Participant to exercise an Option until ten days prior to such transaction with respect to all vested and exercisable shares of Common Stock covered thereby and with respect to such number of unvested shares as the Plan Administrator shall determine. In addition, the Plan Administrator may provide that any forfeiture provision or Company repurchase option applicable to any Award shall lapse as to such number of shares as the Plan Administrator shall determine, contingent upon the occurrence of the proposed dissolution or liquidation at the time and in the manner contemplated. To the extent an Option has not been previously exercised, the Option shall terminate automatically immediately prior to the consummation of the proposed action. To the extent a forfeiture provision applicable to a Stock Award has not been waived by the Plan Administrator, the Stock Award shall be forfeited automatically immediately prior to the consummation of the proposed action.

12.3  Corporate Transaction

In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing the Award, each outstanding Option shall be assumed or an equivalent option or right substituted by the successor corporation or its parent corporation (the "Successor Corporation"). If the Corporate Transaction is not a Related Party Transaction, the assumed or substituted options shall be fully vested and exercisable whether or not the vesting requirements set forth in the applicable option agreement have been satisfied; provided, that such acceleration will not occur if, in the opinion of the Company's outside accountants, such acceleration would render unavailable "pooling of interests" accounting treatment for any reorganization, merger or consolidation of the Company for which pooling of interests accounting treatment is sought by the Company. If the Corporate Transaction is a Related Party Transaction, the vesting schedule set forth in the instrument evidencing the Option shall continue to apply to the assumed or substituted options.

In the event that the Successor Corporation refuses to assume or substitute for the Option, the Participant shall fully vest in and have the right to exercise the Option as to all of the shares of Common Stock subject thereto, including shares as to which the Option would not otherwise be vested or exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Corporate Transaction, the Plan Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of 15 days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this Section 12.3, the Option shall be considered assumed if, following the Corporate Transaction, the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Option, immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Plan Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction. All Options shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation.

12.4  Further Adjustment of Awards

Subject to Sections 12.2 and 12.3, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to the Participants, with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

12.5  Limitations

The grant of Awards shall in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

           SECTION 13.    AMENDMENT AND TERMINATION OF PLAN

13.1  Amendment of Plan

The Plan may be amended only by the Board in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval shall be required for any amendment that would (a) increase the total number of shares available for issuance under the Plan, (b) modify the class of persons eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation. Any amendment made to the Plan that would constitute a "modification" to Incentive Stock Options outstanding on the date of such amendment shall not, without the consent of the Participant, be applicable to such outstanding Incentive Stock Options but shall have prospective effect only.

13.2  Termination of Plan

The Board may suspend or terminate the Plan at any time. The Plan shall have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than ten years after the later of (a) the Plan's adoption by the Board and (b) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

13.3  Consent of Participant

The amendment or termination of the Plan or the amendment of an outstanding Award shall not, without the Participant's consent, impair or diminish any rights or obligations under any Award theretofore granted to the Participant under the Plan; provided, however, that adjustments made pursuant to Section 12 shall not be subject to these restrictions. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a "modification" that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.

                        SECTION 14.    GENERAL

14.1  Evidence of Awards

Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

14.2  No Individual Rights

Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related
Corporation or limit in any way the right of the Company or any Related Corporation to terminate a Participant's employment or other relationship at any time, with or without Cause.

14.3  Registration

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

To the extent that the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

14.4  No Rights as a Shareholder

No Option or Stock Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

14.5  Compliance With Laws and Regulations

Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of
Section 422 of the Code.

14.6  Participants in Foreign Countries

The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Corporations may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.

14.7  No Trust or Fund

The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

14.8  Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

14.9  Choice of Law

The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of laws.

                     SECTION 15.    EFFECTIVE DATE

The Effective Date is the date on which the Plan is adopted by the Board, so long as it is approved by the Company's shareholders at any time within 12 months of such adoption.

               PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS
                              SUMMARY PAGE

                                                      Section/Effect of      Date of Shareholder
Date of Board Action     Action                       Amendment              Approval
____________________     ______                       _________________      ___________________
April 12, 1999           Initial Plan Adoption,                              May ____, 1999
                         effective on May 19, 1999


                             NEOPATH, INC.
       This Proxy is Solicited by the Board of Directors for the
            Annual Meeting of Shareholders -- May 20, 1999

      The  undersigned hereby appoint(s) Ronald R. Bromfield and Robert
C. Bateman and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of NeoPath, Inc. held of record by the undersigned on March 24, 1999 at the Annual Meeting of Shareholders of the Company to be held at NeoPath's corporate headquarters, 8271 154th Avenue NE, Redmond, Washington, at 8:30 a.m. (Pacific daylight time) on Thursday, May 20, 1999, with authority to vote upon the matters listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

         IMPORTANT -- PLEASE DATE AND SIGN ON THE OTHER SIDE.

                    Please date, sign and mail your
                 proxy card back as soon as possible!

                    Annual Meeting of Shareholders
                             NEOPATH, INC.

                             May 20, 1999


A [x]  Please mark your
       votes as in this
       example.

The Board of Directors recommends a vote "FOR all nominees" in Item 1, and "FOR" Item 2.

                                                        WITHHOLD
                              FOR                       AUTHORITY
                          all Nominees            to vote for all Nominees
(1)  ELECTION
     OF
     DIRECTORS                [ ]                          [ ]

WITHHOLD for the following only: (Write the name of the nominee(s) in the space below)

_______________________________________________________


     NOMINEES: David A. Thompson
               Ronald R. Bromfield

                            FOR      AGAINST    ABSTAIN
(2)  Adoption of 1999       [ ]       [ ]        [ ]
     Stock Incentive
     Compensation Plan.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

I plan to attend the Annual Meeting [ ]

PLEASE DATE,SIGN AND RETURN PROMPTLY.


SIGNATURE(S)________________________ DATE____________

NOTE: Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.